Sale and Purchase Agreement

Airbus Model A321-111 aircraft
manufacturer's serial number [****]

Dated 19 June 2025

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CASP Leasing I, LLC
Seller

FTAI Aircraft Leasing Ireland (2025) DAC
Purchaser

Contents

1	Definitions and Interpretation	1
2	Representations and Warranties	7
3	Agreement to Sell and Purchase	8
4	Conditions Precedent and Pre-Delivery Actions/Matters	8
5	Purchase Price and Payments	10
6	Delivery Process	13
7	Delayed Delivery and Failure to Deliver	15
8	No Liability for Condition of Aircraft	16
9	Costs and Expenses	17
10	Indemnities and Insurances	17
11	Miscellaneous Provisions	21
12	Assignments and Transfers	23
13	Notices	23
14	Law and Jurisdiction	24
15	Limitation on Recourse	25
Schedule 1 : Conditions Precedent		26
Schedule 2 : Representations and Warranties		30
Schedule 3 : Form of Bill of Sale		35
Schedule 4 : Form of Acceptance Certificate		37

Sale and Purchase Agreement

Dated __19__ June 2025

Between:

(1) **CASP Leasing I, LLC,** a limited liability company organized and existing under the laws of Delaware, having its principal place of business at 435 Investment Court, Verona, Wisconsin 53593-8788, U.S.A. (**Seller**); and

(2) **FTAI Aircraft Leasing Ireland (2025) DAC,** a designated activity company incorporated and existing under the laws of Ireland, with company registration number 777897 and having its principal place of business at Ella House, 43 Merrion Square, Suite 43.4, Dublin 2, Ireland (**Purchaser**).

Whereas:

The Seller wishes to sell the Aircraft to the Purchaser and the Purchaser wishes to purchase the Aircraft from the Seller on the terms of this Agreement.

It is agreed as follows:

1 **Definitions and Interpretation**

1.1 Except as otherwise defined in this Agreement, all words and expressions defined in the Lease Agreement (including definitions incorporated by reference to another document) shall have the same respective meanings when used in this Agreement.

1.2 In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following respective meanings:

Acceptance Certificate means the acceptance certificate relating to the Aircraft to be executed by the Purchaser in substantially the form set out in 0.

Additional Rent Amount means an amount equal to (i) the total amounts of Additional Rent paid by the Lessee to the Purchaser pursuant to clause 5.4 of the Lease Agreement, minus (ii) the total amounts paid by the Purchaser to the Lessee as maintenance contributions pursuant to clause 7.2 of the Lease Agreement, minus (iii) the total amounts of Additional Rent which have been offset, applied or appropriated by the Lessor pursuant to clause 5.5(b)(ii) of the Lease Agreement, to the extent that such offset, applied or appropriated amounts have not been refunded to the Lessor by the Lessee in accordance with the final sentence of clause 5.5(b)(ii) of the Lease Agreement.

Agreed Courts has the meaning given to it in Clause 14.2.

Agreement means this sale and purchase agreement (including the Recital and the Schedules).

Aircraft means, together, the Airframe, the Engines, the Parts and the Technical Records.

Aircraft Inspection means the inspection referred to in Clause **Error! Reference source not found.**.

Aircraft Ownership Documents means each bill of sale or other title transfer document evidencing all transfers of title in respect of the Aircraft from the Airframe Manufacturer through to the Seller.

Airframe means the Airbus model A321-111 airframe bearing manufacturer's serial number [****], including all Parts relating to such airframe.

Airframe Manufacturer means Airbus SAS.

Assigned Lease means the Lease Agreement as assigned, assumed and amended pursuant to the Lease Assignment Agreement.

Authorisation means any authorisation, approval, certificate, consent, execution, filing, licence, notorisation, registration, resolution or similar item.

Bill of Sale means the bill of sale relating to the Aircraft to be executed by the Seller in favour of the Purchaser in substantially the form set out in Schedule 3.

Business Day means a day, other than a Saturday or Sunday, on which banks are open for the transaction of business of the nature required by the Sale and Purchase Documents in (i) New York, New York, (ii) Verona, Wisconsin, and (iii) Dublin, Ireland **provided that**, in relation to a day on which a payment is to be made under a Sale and Purchase Document in Dollars, such day needs only be a day on which banks are open for foreign exchange business in New York, New York.

Cape Town Convention means (a) the Convention on International Interests in Mobile Equipment (the **Convention**) and (b) the Protocol to the Convention on Matters Specific to Aircraft Equipment, both signed in Cape Town, South Africa on 16 November 2001 and references to any Articles of the Cape Town Convention refer to the English language version.

Corporate Approval Deadline means 30 May 2025 (or such later date as the Parties may agree).

Damage Notification Threshold means US$[******].

Delivery means the transfer of title to the Aircraft by the Seller to the Purchaser in accordance with the terms of this Agreement.

Delivery Date means the date on which Delivery occurs.

Delivery Location means Spain or such other location as the Parties may agree in writing.

Delivery Notice means any notice (including any notice of any change to the Expected Delivery Date) delivered by the Seller to the Purchaser pursuant to Clause 6.1.3 or Clause 7.4(c), in each case to the extent that such notice is the most recently delivered.

Deposit means an amount of US$[******].

Deposit Return Event means the occurrence of one of the following events:

(a) any termination occurs following the Aircraft Inspection pursuant to Clause 4.3(d);

(b) any termination occurs following the Due Diligence Review pursuant to Clause 4.4(c) or Clause 4.4(d);

(c) the Aircraft suffers a Total Loss before Delivery and a termination occurs pursuant to Clause 7.1;

(d) following a Total Loss to an Engine, any termination occurs pursuant to Clause 7.2;

(e) following damage to the Aircraft, any termination occurs pursuant to Clause 7.3;

(f) either Party fails to obtain all necessary approvals for the entry into the Sale and Purchase Documents on or before the Corporate Approval Deadline;

(g) an Event of Default of which the Seller is aware has occurred under the Lease Agreement, and such Event of Default is continuing as at the Final Delivery Date; or

(h) Delivery has not occurred by 23:59 UTC on the Final Delivery Date for any reason other than the Purchaser's failure to satisfy a condition precedent that is within its sole and direct control.

Dollars and **US$** means the lawful currency of the United States of America.

Due Diligence Completion Date means the date falling twenty (20) Business Days after the date on which the Purchaser has received copies of all of the documentation referred to in Clause 4.4(a).

Due Diligence Review means the documentation review referred to in Clause 4.4.

Economic Closing Date means 30 April 2025.

Economic Closing Interest Amount means an amount equal to the interest accrued on the Purchase Price for each day during the period commencing on and including the Economic Closing Date until but excluding the Delivery Date at the rate of [******] per annum calculated on a daily basis using an actual/360 day count convention.

Economic Closing Rent Amount means an amount equal to the Basic Rent, prorated on a daily basis, for the period commencing on and including the Economic Closing Date until but excluding the Delivery Date.

Engine Manufacturer means CFM International, Inc.

Engines means, together, the two (2) CFM56-5B1/P engines bearing manufacturer's serial numbers [******] and [******], including all Parts relating to such engines (each, an **Engine**).

Escrow Agent means UMB Bank, N.A.

Escrow Agreement means the escrow agreement made or to be made (as the case may be) between the Seller, the Purchaser, the Purchaser's lender and the Escrow Agent in respect of the Net Purchase Amount.

Expected Delivery Date means the date identified as such in the Delivery Notice, which shall be a Business Day falling on or before the Final Delivery Date.

Final Delivery Date means 30 June 2025 (or such other date as the Parties may agree in writing).

Governmental Authority means (a) any national government, political sub-division thereof, or local jurisdiction therein whether *de facto* or *de jure* and/or (b) any board, commission, department, division, organ, instrumentality, court or agency thereof, howsoever constituted and/or (c) any association, organisation or institution of which any entity mentioned in (a) or (b) above is a member or who is controlled directly or indirectly thereby (and for these purposes "control" shall mean the power to direct its management and its policies whether through the ownership of voting capital, by contract or otherwise).

Inspection Completion Date means the date falling twenty (20) Business Days after the date on which the Purchaser is granted access to the Aircraft and the Technical Records for the purpose of the inspection referred to in Clause 4.3.

International Registry means the international registry established for the purpose of the Cape Town Convention.

Lease Agreement means the lease agreement relating to the Aircraft dated 29 August 2024 and entered into between the Seller, as lessor, and the Lessee, as lessee (including any and all amendments, supplements, appendices and side letters thereto entered into from time to time).

Lease Assignment Agreement means a lease assignment, assumption and amendment agreement dated on or about the date hereof in respect of the Aircraft between the Seller, the Purchaser and the Lessee.

Lease Commitment Fee Amount means an amount equal to (i) US$[******] minus (ii) the total amounts of the Commitment Fee which have been offset, applied or appropriated by the Lessor pursuant to clause 5.5(b)(ii) of the Lease Agreement, to the extent that such offset, applied or appropriated amounts have not been refunded to the Lessor by the Lessee in accordance with the final sentence of clause 5.5(b)(ii) of the Lease Agreement.

Lease Documents means, together, the documents referred to in the definition of "Operative Documents" in the Lease Agreement (each a **Lease Document**).

Lessee means Electra Airways OOD, a company organised and existing under the laws of the Republic of Bulgaria, having its principal place of business at 51 Aleksander Malinov Boulevard, Metrocity Office Building, 5th Floor, Office A7, 1217 Sofia, Bulgaria.

Lien means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind or any other right, agreement or arrangement having a similar effect (including without limitation title transfer and/or retention arrangements and rights of possession or detention).

Losses means any losses, costs, charges, expenses, interest, fees, payments, demands, liabilities, claims, penalties, fines, damages, adverse judgements, orders or other monetary sanctions but excludes Taxes.

Net Purchase Amount means an amount equal to the Purchase Price plus the Economic Closing Interest Amount minus:

(a) the amount of the Deposit, which shall be credited against the Purchase Price upon Delivery;

(b) the Lease Commitment Fee Amount;

(c) the Additional Rent Amount;

(d) the Economic Closing Rent Amount; and

(e) if applicable, the amount of any Basic Rent paid by the Lessee to the Seller prior to the Delivery Date which relates to a period of time occurring on or after the Delivery Date.

Other Aircraft means the Airbus model A320-214 aircraft bearing manufacturer's serial number [******].

Part means any part, appliance, accessory, instrument, navigational and communications equipment, furnishing, module, component or other item of equipment of whatever nature (other than complete Engines or engines) that may from time to time be incorporated or installed in or attached to the Airframe or an Engine.

Parties means, together, the Seller and the Purchaser (each, a **Party**).

Permitted Liens means any of the following:

(a) Liens expressly permitted by or constituted by the Lease Agreement or any Sale and Purchase Document;

(b) airports', air navigation authorities', airport hanger keepers', materialmen's, mechanics', workmen's repairmen's, employees' or other like Liens arising in the ordinary course of business by statute or by operation of applicable law securing amounts, which are not overdue or which are being contested in good faith by appropriate proceedings (and for which adequate reserves exist or, when required in order to pursue such proceedings, an adequate bond has been provided), so long as such proceedings or the continued existence of the relevant Lien do not involve any risk of the sale, forfeiture or loss of the Aircraft or any interest therein;

(c) Liens for taxes (including fees or charges of any airport or air navigation authority) not yet assessed or if assessed either not yet due and payable or if due and payable being contested by in good faith by appropriate proceedings (and for which adequate reserves exist or, when required in order to pursue such proceedings, an adequate bond has been provided), so long as such proceedings or the continued existence of the relevant Lien do not involve any risk of the sale, forfeiture or loss of the Aircraft or any interest therein;

(d) Liens arising out of judgements or awards with respect to which an appeal or proceeding for review is being prosecuted in good faith (and for which adequate

reserves exist or, when required in order to pursue such proceedings, an adequate bond has been provided), so long as such proceedings or the continued existence of the relevant Lien do not involve any risk of the sale, forfeiture or loss of the Aircraft or any interest therein;

(e) salvage or similar rights of insurers under the insurances relating to the Aircraft; and

(f) any other Lien created by, through, or with the prior written consent of, the Purchaser.

Purchase Price means the amount of US$[********].

Purchaser Indemnitee means the Purchaser and all of its affiliates and their respective officers, employees and agents.

Purchaser's Account means such account as the Purchaser may from time to time designate in writing to the Seller.

Sale and Purchase Documents means this Agreement, the Delivery Notice, the Acceptance Certificate, the Bill of Sale, the Lease Assignment Agreement and all other documents, notices, consents, acknowledgements and certificates from time to time entered into pursuant thereto or in connection therewith and each other document designated as such in writing by the Parties (each, a **Sale and Purchase Document**).

Seller Indemnitee means the Seller and all of its affiliates and their respective officers, employees and agents.

Seller's Account means such account as the Seller may from time to time designate in writing to the Purchaser.

Taxes means all present and future taxes, levies, imposts, withholdings, deductions, duties or charges of any nature whatsoever, and wheresoever imposed or withheld, including (without limitation) value added tax or any other tax in respect of added value and any franchise, transfer, conveyance, sales, use, business, occupation, customs, excise, personal property, real property, stamp or other tax imposed by any Government Entity or any national or regional taxing or fiscal authority or agency, together with any penalties, additions to tax, fines or interest thereon; and **Tax** and **Taxation** shall be construed accordingly.

Technical Records means all documents, data, manuals and technical records relating to the Aircraft, in each case to the extent that title to such items is vested in the Seller at Delivery.

Warranties means any and all warranties given by the Airframe Manufacturer, the Engine Manufacturer or any other person in relation to the Airframe, any Engine or any Part, in each case to the extent capable of assignment.

1.3 Unless otherwise specified and except where the context otherwise requires, any reference in this Agreement to:

(a) any person shall be construed so as to include its successors and permitted assigns and permitted transferees in accordance with their respective interests;

(b) any document (including this Agreement, each other Sale and Purchase Document and each Lease Document) shall be construed as a reference to such document as amended, restated, supplemented, varied or novated from time to time in accordance with its terms;

(c) any provision of law shall be construed as a reference to that provision as amended, supplemented, varied, re-enacted, replaced or restated from time to time;

(d) any **applicable law** includes, without limitation, (i) applicable laws, acts, codes, conventions, decrees, decree-laws, legislation, statutes, treaties and similar instruments, (ii) applicable final judgments, orders, determinations or awards of any court from which there is no right of appeal (or, if there is a right of appeal, such appeal is not prosecuted within the allowable time) and (iii) applicable directives, guidance, guidelines, notices, orders, regulations and rules of any Governmental Authority (whether or not having the force of law but with which, if not having the force of law, compliance is customary);

(e) a **Clause** shall be construed as a reference to a clause of this Agreement;

(f) a **person** shall be construed as a reference to any association, company, corporation, firm, Governmental Authority, individual, joint venture, partnership (including any limited partnership and any limited liability partnership) or trust (in each case whether or not having separate legal personality);

(g) a **Schedule** shall be construed as a reference to a schedule to this Agreement;

(h) a **successor** shall be construed so as to mean a successor in title of a person and any person who under the applicable laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such person or to which, under such laws or by agreement or otherwise, such rights and obligations have been transferred; and

(i) **VAT** shall be construed as a reference to value added tax, goods and services tax or any other tax of a similar nature and any tax which replaces any such tax or is levied in addition to any such tax.

1.4 Clause and Schedule headings shall be ignored in the interpretation of this Agreement.

2 **Representations and Warranties**

2.1 **Seller Representations and Warranties**

The Seller makes in favour of the Purchaser the representations and warranties set out in Part A of Schedule 2 on the date of this Agreement and on the Delivery Date. The Seller acknowledges that the Purchaser has entered into this Agreement in reliance on the truth and accuracy of the Seller's representations and warranties.

2.2 **Purchaser Representations and Warranties**

The Purchaser makes in favour of the Seller the representations and warranties set out in Part B of Schedule 2 on the date of this Agreement and on the Delivery Date. The Purchaser acknowledges that the Seller has entered into this Agreement in reliance on the truth and accuracy of the Purchaser's representations and warranties.

2.3 **Survival**

The representations and warranties in Clauses 2.1 and 2.2 will survive the execution of this Agreement and Delivery.

3 **Agreement to Sell and Purchase**

Subject to the provisions of this Agreement, the Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller full legal and beneficial, good and marketable title to the Aircraft on the Delivery Date with full title guarantee, in an "AS IS, WHERE IS, WITH ALL FAULTS" condition and SUBJECT TO THE DISCLAIMER IN CLAUSE 8, free and clear of any Liens other than (i) Permitted Liens (excluding Lessor Liens), (ii) Liens against which the Lessee is obligated to remedy or indemnify the Lessor under the Lease Agreement, and (iii) any Liens created by, or resulting from any debt, liability, act or omission of, the Purchaser.

4 **Conditions Precedent and Pre-Delivery Actions/Matters**

4.1 **Seller Conditions**

(a) The obligation of the Seller to sell the Aircraft to the Purchaser shall be subject to fulfilment of each of the conditions precedent set out in Part A of Schedule 2 on or before the Delivery Date.

(b) The conditions precedent have been inserted for the benefit of the Seller and, notwithstanding the provisions of Clause 4.1(a), may be waived in writing by the Seller, or deferred by the Seller without prejudicing the right of the Seller to require fulfilment of such conditions, in whole or in part, with or without conditions, at any time thereafter.

4.2 **Purchaser Conditions**

(a) The obligation of the Purchaser to purchase the Aircraft from the Seller shall be subject to fulfilment of each of the conditions precedent set out in Part B of Schedule 2 on or before the Delivery Date.

(b) The conditions precedent have been inserted for the benefit of the Purchaser and, notwithstanding the provisions of Clause 4.2(a), may be waived in writing by the Purchaser, or deferred by the Purchaser without prejudicing the right of the Purchaser to require fulfilment of such conditions, in whole or in part, with or without conditions, at any time thereafter.

4.3 **Aircraft Inspection**

(a) The Purchaser shall be entitled to carry out a technical inspection of the Aircraft, comprising a review of the available Technical Records (including borescope reports) and a walk-around inspection of the Aircraft to view the Aircraft's general condition, at a time and place which does not unreasonably disrupt the Lessee's operation or maintenance of the Aircraft, which inspection shall be completed on or before the Inspection Completion Date.

(b) The Seller shall be solely responsible for contacting and making arrangements for such inspection with the Lessee, and the Purchaser shall not independently contact the Lessee without the prior written approval of the Seller.

(c) If, on or before the Inspection Completion Date, the Purchaser is satisfied with the physical condition of the Aircraft, the Purchaser shall promptly notify the Seller in writing.

(d) If, on or before the Inspection Completion Date, the Purchaser is not satisfied with the physical condition of the Aircraft, the Purchaser shall, in its sole discretion, either:

(i) notify the Seller in writing and may terminate this Agreement whereupon Seller shall return the Deposit to an account notified by Purchaser to Seller in writing and neither party will have any further obligations or liabilities hereunder; or

(ii) notify the Seller in writing, specifying in reasonable detail the items which are unsatisfactory to the Purchaser and:

(A) the Seller shall determine and notify to the Purchaser as soon as reasonably practicable whether such items can be rectified before the Final Delivery Date;

(B) if the Seller notifies the Purchaser that such items can be rectified before the Final Delivery Date, the Seller shall endeavour to procure such rectification as soon as reasonably practicable; however if such rectification is not completed and the Purchaser takes delivery of the Aircraft on or before the Final Delivery Date, neither Party shall have any further obligation or liability to the other under this Agreement, subject to Clause 7.5; and

(C) if the Seller determines that such items cannot be rectified before the Final Delivery Date, the Seller shall promptly notify the Purchaser, whereupon this Agreement shall be terminated and neither Party shall have any further obligation or liability to the other under this Agreement, subject to Clause 7.5.

(iii) if the Purchaser fails to provide a notice under either Clause 4.3(c) or Clause 4.3(d) by the end of the Inspection Completion Date, Seller shall have the right to terminate this Agreement, whereupon neither Party shall have any further obligation or liability to the other under this Agreement, subject to Clause 7.5.

4.4 **Documentation Due Diligence Review**

(a) The Purchaser shall be entitled to carry out a due diligence review of the Lease Agreement (including any and all amendments, supplements, appendices and side letters thereto) and Aircraft Ownership Documents, which review shall be completed no later than the Due Diligence Completion Date.

(b) If, on or before the Due Diligence Completion Date, the Purchaser is satisfied with the documentation, the Purchaser shall promptly notify the Seller in writing.

(c) If, on or before the Due Diligence Completion Date, the Purchaser is not satisfied with the documentation the Purchaser may, in its sole discretion, notify the Seller in writing and may terminate this Agreement whereupon Seller shall return the

Deposit to an account notified by Purchaser to Seller in writing and neither party will have any further obligations or liabilities hereunder.

(d) If, on or before the Due Diligence Completion Date, the Purchaser has noted some material due diligence finding:

(i) the Purchaser shall promptly notify the Seller in writing thereof, specifying in reasonable detail the items which are unsatisfactory to the Purchaser, and the Parties shall thereafter discuss in good faith the resolution of such concerns for a period of up to three (3) Business Days or such longer period as the Parties may agree as necessitated by ongoing discussions;

(ii) if the Parties determine that the Purchaser's concerns can be resolved, the Parties shall work together in good faith to procure such resolution as soon as reasonably practicable; however if such resolution is not completed and the Purchaser takes delivery of the Aircraft on or before the Final Delivery Date, neither Party shall have any further obligation or liability to the other under this Agreement, subject to Clause 7.5; and

(iii) if the Seller and Purchaser are unable to resolve the material due diligence finding raised by Purchaser in a manner acceptable to Purchaser and Seller within such three (3) Business Day timeframe or such longer period as may be agreed by Purchaser and Seller as necessitated by ongoing discussion, then either Party may terminate this Agreement whereupon Seller shall return the Deposit to an account notified by Purchaser to Seller in writing and neither party will have any further obligations or liabilities hereunder.

(e) if the Purchaser fails to provide a notice under either Clause 4.4(b), Clause 4.4(c) or Clause 4.4(d) by the end of the Due Diligence Completion Date, Seller shall have the right to terminate this Agreement, whereupon neither Party shall have any further obligation or liability to the other under this Agreement, subject to Clause 7.5.

5 Purchase Price and Payments

5.1 Purchase Price

The Purchaser shall pay the Purchase Price for the Aircraft to the Seller at Delivery. The Purchase Price is exclusive of any VAT or other Taxes.

5.2 Deposit

5.2.1 The Seller hereby acknowledges that the Purchaser has paid the Deposit in full to the Seller prior to the date of this Agreement. The Deposit shall be applied by the Seller at Delivery in partial satisfaction of the Purchaser's obligation to pay the Purchase Price pursuant to Clause 5.1.

5.2.2 The Parties further agree as follows:

(a) the Deposit shall not be refundable by the Seller unless a Deposit Return Event has occurred, in which case the Seller shall, upon the Purchaser's written request, repay the Deposit in full to the Purchaser; and

(b) if Delivery does not occur on or before the Final Delivery Date and the provisions of Clause 7.5 apply, the Deposit shall (unless a Deposit Return Event shall have occurred) be retained permanently by the Seller.

5.3 **Application of Lease Commitment Fee Amount**

The Seller shall transfer the Lease Commitment Fee Amount to the Purchaser at Delivery, which the Purchaser shall hold as the "Commitment Fee" under, and as defined in, and subject to the provisions of, the Assigned Lease.

5.4 **Application of Additional Rent Amount**

The Seller shall transfer the Additional Rent Amount to the Purchaser at Delivery, which the Purchaser shall hold as the "Additional Rent" under, and as defined in, and subject to the provisions of, the Assigned Lease.

5.5 **Economic Closing**

The Parties agree that the economic benefits of the transactions contemplated by the Sale and Purchase Documents, shall, if Delivery occurs, be deemed to have taken effect as from the Economic Closing Date (regardless of the actual Delivery Date). To this end, at Delivery, (i) the Purchaser shall pay the Economic Closing Interest Amount to the Seller, and (ii) the Seller shall pay the Economic Closing Rent Amount to the Purchaser.

5.6 **Delivery Date Net Payment**

5.6.1 Subject to the provisions of this Agreement, and in satisfaction of the Parties' obligations to make the payments under Clauses 5.1, 5.2.1, 5.3, 5.4 and 5.5 at Delivery, the Purchaser shall pay the Net Purchase Amount to the Seller on the Delivery Date.

5.6.2 The time for payment of the Net Purchase Amount shall be of the essence of this Agreement.

5.7 **Payments**

All payments by the Purchaser to the Seller or by the Seller to the Purchaser under this Agreement shall be made for value on the due date in Dollars and in immediately available funds settled through the New York Clearing House System or such other funds as may for the time being be customary for the settlement in New York City of payments in Dollars by wire transfer to the Seller's Account or the Purchaser's Account, as the case may be, except for the Net Purchase Amount, which shall be paid to the account of the Escrow Agent in accordance with the provisions of the Escrow Agreement.

5.8 **No Withholdings**

(a) All payments to be made by the Purchaser under this Agreement shall be made without set off or counterclaim whatsoever.

(b) All payments to be made by the Purchaser under this Agreement shall be made in full without any deduction or withholding in respect of Taxes or otherwise unless the deduction is required by law, in which case the Purchaser shall:

(i) ensure that the deduction or withholding does not exceed the minimum amount legally required;

(ii) forthwith pay to the Seller such additional amount so that the net amount received by the Seller will equal the full amount which would have been received by it had no such deduction or withholding been made;

(iii) pay to the relevant taxation authority or other authorities within the period for payment permitted by law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this sub-clause); and

(iv) furnish to the Seller, within the period for payment permitted by the relevant law, an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or, if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

5.9 **Interest**

If one Party fails to pay to the other any amount payable by it under this Agreement on the due date, the defaulting Party agrees to pay to the other interest on that amount (both before and after judgement) from the due date to the date of payment in full on that amount at the Overdue Rate. Such interest will be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

5.10 **Currency Indemnity**

(a) The Purchaser acknowledges that the specification of Dollars in this Agreement is of the essence and that Dollars shall be the currency of account in any and all events. The Purchaser waives any right it may have in any jurisdiction to pay an amount under this Agreement in a currency other than Dollars.

(b) If the Seller receives an amount in respect of the Purchaser's liability under this Agreement or if such liability is converted into a claim, proof, judgement or order in a currency other than the currency (**contractual currency**) in which the amount is expressed to be payable under this Agreement:

(i) the Purchaser will indemnify the Seller upon the Seller's first demand, as an independent primary obligation, against any loss arising out of or as a result of such conversion;

(ii) if the amount received by the Seller, when converted into the contractual currency (at the market rate at which the Seller is able on the date of receipt by the Seller (or on the next date thereafter on which under normal banking practice the Seller is able to convert the amount received into the contractual currency) to purchase the contractual currency in New York or London with that other currency) is less than the amount owed in the contractual currency, the Purchaser will, forthwith upon the Seller's first demand, pay to the Seller an amount in the contractual currency equal to the deficit; and

(iii) the Purchaser will pay to the Seller upon the Seller's first demand any exchange costs and Taxes payable in connection with the conversion.

5.11 **Certificates**

Save where expressly provided in this Agreement, any certificate or determination by the Seller as to any rate of interest or as to any other amount payable under this Agreement will, in the absence of manifest error, be presumed *prima facie* to be correct.

5.12 **Appropriation**

If any sum paid or recovered by the Seller in respect of the liabilities of the Purchaser under this Agreement is less than the amount then due, the Seller may apply that sum to amounts due under this Agreement in such proportions and order and generally in such manner as the Seller may determine at its sole discretion.

5.13 **Receipt of Lease Payments in Error**

If, after Delivery, the Seller receives from the Lessee any amounts payable by the Lessee pursuant to the Assigned Lease (notwithstanding the execution of the Lease Assignment Agreement), the Seller shall procure that such payment (other than any indemnity payment payable to the Seller) is promptly paid to the Purchaser and pending such payment shall hold the same on trust for the Purchaser. Such payment shall be made in full, free of all withholdings or deductions and without any set-off or counterclaim whatsoever.

6 **Delivery Process**

6.1 **Delivery Notice**

6.1.1 As at the date of this Agreement, the Seller currently expects that the Expected Delivery Date will be on or about 30 June 2025.

6.1.2 The Seller shall notify the Purchaser in writing of the actual Expected Delivery Date at least two (2) Business Days before the Expected Delivery Date. The Seller shall notify the Purchaser in writing of any subsequent change to the Expected Delivery Date as soon as reasonably practicable after it has become aware thereof.

6.1.3 The Expected Delivery Date shall be a Business Day falling on or before the Final Delivery Date.

6.2 **Title Transfer**

Upon and subject to the terms and conditions of this Agreement, the sale and transfer of full legal and beneficial, good and marketable title to the Aircraft by the Seller to the Purchaser under this Agreement shall take place at the Delivery Location on the Expected Delivery Date by the Seller executing and delivering the Bill of Sale to the Purchaser, immediately whereupon title to the Aircraft shall transfer from the Seller to the Purchaser.

6.3 **Acceptance**

Delivery of the Aircraft shall be conclusive proof (as between the Seller and the Purchaser) that the Purchaser has examined and investigated the Aircraft and that it is

satisfactory to the Purchaser. Immediately following Delivery, the Purchaser shall execute and deliver the Acceptance Certificate to the Seller.

6.4 **Risk**

Risk of loss or destruction of, or damage to, the Aircraft shall pass from the Seller to the Purchaser upon Delivery.

6.5 **Warranties**

The Seller hereby assigns absolutely to the Purchaser, with effect from Delivery, all of the Seller's right, title and interest in and to any Warranties and agrees that it will take such steps as the Purchaser may reasonably require in relation to such assignment.

6.6 **Delivery Location and Taxes**

6.6.1 Delivery of the Aircraft shall be effected while the Aircraft is located in the Delivery Location.

6.6.2 The Seller and the Purchaser shall co-operate with each other and with the Lessee to ensure (to the extent possible) that the Delivery Location shall be in a jurisdiction where no Taxes will be imposed upon either Party or on the Lessee as a result of the sale and transfer of title to the Aircraft pursuant to this Agreement.

6.6.3 Each Party shall be entitled to refrain from closing the sale and purchase transaction contemplated by this Agreement until such time as it is reasonably satisfied that no such Taxes shall be imposed.

6.6.4 If, despite the efforts of the Seller and the Purchaser, any Tax is asserted by any Government Entity on either the Seller or the Purchaser resulting from the sale of the Aircraft, the assignment of the Lease Agreement and or any of the Sale and Purchase Documents, such Tax (excluding any Tax that the Seller is subject to as a result of its transactions unrelated to the transactions contemplated by the Sale and Purchase Documents, or which is based on or measured by the net income, profits or gains of the Seller) will be the sole responsibility of the Purchaser, and the Purchaser shall indemnify the Seller for all such Taxes.

6.7 **Lessee in Possession**

The Purchaser acknowledges that the Aircraft will, following the transfer of title contemplated by Clause 6.2, remain in the possession of the Lessee and that the Seller shall not be obliged to give or effect physical delivery of the Aircraft to the Purchaser.

6.8 **Other Aircraft**

The Parties acknowledge that, on or around the date of this Agreement, they have entered into a sale and purchase agreement in respect of the Other Aircraft. The Parties further acknowledge that the sale of the Aircraft is conditional upon the sale of the Other Aircraft, and that they will therefore endeavour to effect the closing of the sales of the Aircraft and the Other Aircraft at substantially the same time (taking into account the operational requirements of the Lessee and the times at which the Aircraft and the Other Aircraft can be scheduled to be positioned at the Delivery Location).

7 Delayed Delivery and Failure to Deliver

7.1 Total Loss before Delivery: Aircraft

If the Aircraft suffers a Total Loss before Delivery, the Seller shall, as soon as reasonably practicable after it has become aware of such Total Loss, notify the Purchaser in writing thereof and, with effect from the date of such Total Loss, the Seller's obligation to sell and the Purchaser's obligation to purchase the Aircraft shall terminate, whereupon neither Party shall have any further obligation or liability to the other under this Agreement, subject to Clauses 5.2.2 and 11.9.

7.2 Total Loss before Delivery: Engines

(a) If, before Delivery, a Total Loss occurs with respect to an Engine, the Seller shall, as soon as reasonably practicable after it becomes aware of such Total Loss, notify the Purchaser in writing thereof and, unless the Seller and the Purchaser agree to the replacement by the Seller of the destroyed Engine with a replacement engine of similar condition, maintenance status, utility and economic value to that of the destroyed Engine before such Total Loss and which is in all respects satisfactory to the Purchaser, the Seller and the Purchaser shall each be entitled to terminate their respective obligations to sell and purchase the Aircraft by notice in writing to the other, whereupon neither Party shall have any further obligation or liability to the other under this Agreement, subject to Clauses 5.2.2 and 11.9.

(b) If any replacement contemplated by Clause 7.2(a) is not carried out by the Seller on the basis agreed between the Seller and the Purchaser, the Purchaser shall be entitled to terminate its obligation to purchase the Aircraft by notice in writing to the Seller, whereupon neither Party shall have any further obligation or liability to the other under this Agreement, subject to Clauses 5.2.2 and 11.9.

7.3 Damage before Delivery

(a) If, before Delivery, the Aircraft suffers damage, the repair cost of which would exceed the Damage Notification Threshold but which does not constitute a Total Loss with respect to the Aircraft or an Engine, the Seller shall, as soon as reasonably practicable after it becomes aware of the same, notify the Purchaser in writing of the details of such damage and the Parties shall then consult in good faith, for a period of up to five (5) Business Days, with a view to finding a suitable resolution to repair such damage prior to the Final Delivery Date, and the Purchaser shall notify the Seller in writing at the end of such five (5) Business Day period as to whether or not it wishes to proceed with the purchase of the Aircraft. If the Purchaser notifies the Seller that it does not wish to proceed with the purchase of the Aircraft, each of the Seller and the Purchaser shall be entitled to terminate their respective obligations to sell and purchase the Aircraft by notice in writing to the other, whereupon neither Party shall have any further obligation or liability hereunder, subject to Clauses 5.2 and 11.9.

(b) If any repair contemplated by Clause 7.3(a) is not carried out by the Seller on the basis agreed between the Seller and the Purchaser, the Purchaser shall be entitled to terminate its obligation to purchase the Aircraft by notice in writing to the Seller, whereupon neither Party shall have any further obligation or liability to the other under this Agreement, subject to Clauses 5.2.2 and 11.9.

7.4 **Delayed Delivery**

If, for any reason, Delivery does not occur before 23:59 UTC (or such other time as the Parties may agree) on the Expected Delivery Date:

(a) the Seller shall return to the Purchaser any amounts already paid by the Purchaser to the Seller pursuant to this Agreement on account of the Purchase Price (other than amounts paid in respect of the Deposit, unless a Deposit Return Event has occurred); and

(b) subject to the terms and conditions of this Agreement, the Seller shall be entitled to submit a further Delivery Notice to the Purchaser superseding any prior Delivery Notice specifying a new Expected Delivery Date (which shall be a Business Day falling on or before the Final Delivery Date unless the Parties otherwise agree in writing).

7.5 **Termination for Delayed Delivery**

If, for any reason, Delivery does not occur before 23:59 UTC (or such other time as the Parties may agree) on the Final Delivery Date then, unless the Seller and the Purchaser shall have agreed to an extension to the Final Delivery Date, either Party may elect to terminate this Agreement, **provided that** a Party shall not be entitled to make such election if such Party is in default of, or has failed to satisfy, its obligations under any Sale and Purchase Document at such time. If such an election to terminate is made, the Seller's obligation to sell and the Purchaser's obligation to purchase the Aircraft shall automatically terminate with effect from 23:59 UTC (or such other time as the Parties may agree) on the Final Delivery Date, whereupon neither Party shall have any further obligation or liability under this Agreement except as follows:

(a) the Seller shall return to the Purchaser any amounts already paid by the Purchaser to the Seller pursuant to this Agreement on account of the Purchase Price (other than amounts paid in respect of the Deposit, unless a Deposit Return Event has occurred);

(b) the Seller shall (unless a Deposit Return Event has occurred) be entitled to retain the Deposit permanently;

(c) either Party (**Non-defaulting Party**) shall be entitled to recover from the other Party (**Defaulting Party**) all Losses suffered or incurred by the Non-defaulting Party as a result of a breach by the Defaulting Party of its express obligations under this Agreement or as a result of any representation made by the defaulting Party under this Agreement not being true and correct when made; and

(d) the indemnity obligations of the Parties under this Agreement shall continue in full force and effect.

8 **No Liability for Condition of Aircraft**

8.1 **Disclaimer and Exclusion of Liability**

EXCEPT FOR THE SELLER'S WARRANTY OF TITLE SET FORTH IN THIS AGREEMENT AND IN THE BILL OF SALE, THE PURCHASER UNCONDITIONALLY AGREES THAT AS BETWEEN THE PURCHASER AND THE SELLER THE AIRCRAFT AND EACH PART THEREOF IS TO BE SOLD AND PURCHASED IN AN

"AS IS, WHERE IS, WITH ALL FAULTS" CONDITION AND NO TERM, CONDITION, WARRANTY, REPRESENTATION OR COVENANT OF ANY KIND HAS BEEN MADE OR IS GIVEN BY THE SELLER OR ITS SERVANTS OR AGENTS IN RESPECT OF THE AIRWORTHINESS, VALUE, QUALITY, DURABILITY, CONDITION, DESIGN, OPERATION, DESCRIPTION, MERCHANTABILITY OR FITNESS FOR USE OR PURPOSE OF THE AIRCRAFT OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT, INHERENT OR OTHER DEFECTS (WHETHER OR NOT DISCOVERABLE), AS TO THE COMPLETENESS OR CONDITION OF THE AIRCRAFT DOCUMENTS, OR AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, COPYRIGHT, DESIGN, OR OTHER PROPRIETARY RIGHTS AND ALL CONDITIONS, WARRANTIES AND REPRESENTATIONS (OR OBLIGATION OR LIABILITY, IN CONTRACT OR IN TORT) IN RELATION TO ANY OF THOSE MATTERS, EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, ARE EXPRESSLY EXCLUDED.

9 Costs and Expenses

9.1 Save as expressly provided in this Agreement:

9.1.1 each Party shall bear its own costs and expenses in connection with the preparation, negotiation and completion of the Sale and Purchase Documents and the transactions contemplated thereby;

9.1.2 the costs and expenses of the Lessee in connection with the preparation, negotiation and completion of the Lease Assignment Agreement shall be for the Seller's account, except for any costs and expenses incurred by the Lessee solely relating to any Purchaser financing and/or security requirements, which costs and expenses shall be solely for Purchaser's account;

9.1.3 the Purchaser shall bear, and indemnify the Seller upon the Seller's first demand in respect of, any duties or fees in connection with the Sale and Purchase Documents and/or the transfer of title to the Aircraft from the Seller to the Purchaser;

9.1.4 all registration and filing fees in connection with any financing arranged by the Purchaser shall be for the account of the Purchaser;

9.1.5 the Purchaser shall be responsible at its own expense for obtaining and maintaining any Authorisation necessary for the ownership, leasing, registration, maintenance, use or operation of the Aircraft after Delivery; and

9.1.6 in the event that the Aircraft is required to be flown to a specific location to facilitate the transactions contemplated under the Sale and Purchase Documents, the Seller and the Purchaser shall each be responsible for fifty per cent (50%) of the Lessee's out-of-pocket costs for such flight.

10 Indemnities and Insurances

10.1 Transactional Indemnity

10.1.1 The Purchaser shall indemnify and hold harmless each Seller Indemnitee in full upon the Seller's first demand in respect of any and all Losses suffered or incurred by such Seller Indemnitee (regardless of when the same are suffered or incurred) arising out of or connected in any way with a breach by the Purchaser of its representations and

warranties in the Sale and Purchase Documents or a failure by the Purchaser to perform any of its obligations set forth in the Sale and Purchaser Documents.

10.1.2 The Seller shall indemnify and hold harmless each Purchaser Indemnitee in full upon the Purchaser's first demand in respect of any and all Losses suffered or incurred by such Purchaser Indemnitee (regardless of when the same are suffered or incurred) arising out of or connected in any way with a breach by the Seller of its representations and warranties in the Sale and Purchase Documents or a failure by the Seller to perform any of its obligations set forth in the Sale and Purchaser Documents.

10.2 **Purchaser's Operational Indemnity**

The Purchaser shall indemnify and hold harmless each Seller Indemnitee in full upon the Seller's first demand in respect of any and all Losses suffered or incurred by such Seller Indemnitee (regardless of when the same are suffered or incurred) arising out of or connected in any way with:

(a) the sale, purchase, manufacture, ownership, possession, registration, performance, transportation, management, sale, control, inspection, use or operation, design, condition, testing, delivery, leasing, maintenance, repair, service, modification, overhaul, replacement, removal or redelivery of the Aircraft, or any loss of or damage to the Aircraft, or otherwise in connection with the Aircraft or relating to loss or destruction of or damage to any property, or death or injury to any person caused by, relating to or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters ; or

(b) any design, article or material in the Aircraft or the operation or use thereof constituting an infringement of patent, copyright, trademark, design or other proprietary right or a breach of any obligation of confidentiality owed to any person;

provided that the indemnities contained in this Clause 10.2 shall not extend to Losses with respect to any Seller Indemnitee:

(i) to the extent that such Losses are caused by the fraud, breach, wilful misconduct or recklessness of such Seller Indemnitee or by the failure of such Seller Indemnitee to perform any of its obligations under any Sale and Purchase Document (unless caused by a failure of the Purchaser to perform any of its obligations under the Sale and Purchase Documents or the Assigned Lease);

(ii) to the extent that such Losses represent a Tax or loss of Tax benefits;

(iii) which are ordinary or usual operating or overhead expenses of such Seller Indemnitee, except to the extent that such expenses arise as a result of any failure by the Purchaser to perform any of its obligations under this Agreement;

(iv) to the extent that such Losses arise as a result of any act, omission, event or circumstance occurring before Delivery; or

(v) to the extent that such Seller Indemnitee has recovered payment in respect of such Losses from the Lessee or from any insurances obtained by the Lessee for the benefit of such Seller Indemnitee.

10.3 **Seller's Operational Indemnity**

The Seller shall indemnify and hold harmless each Purchaser Indemnitee in full upon the Purchaser's first demand in respect of any and all Losses suffered or incurred by such Purchaser Indemnitee (regardless of when the same are suffered or incurred) arising out of or connected in any way with:

(a) the sale, purchase, manufacture, ownership, possession, registration, performance, transportation, management, sale, control, inspection, use or operation, design, condition, testing, delivery, leasing, maintenance, repair, service, modification, overhaul, replacement, removal or redelivery of the Aircraft, or any loss of or damage to the Aircraft, or otherwise in connection with the Aircraft or relating to loss or destruction of or damage to any property, or death or injury to any person caused by, relating to or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters; or

(b) any design, article or material in the Aircraft or the operation or use thereof constituting an infringement of patent, copyright, trademark, design or other proprietary right or a breach of any obligation of confidentiality owed to any person;

provided that the indemnities contained in this Clause 10.3 shall not extend to Losses with respect to any Seller Indemnitee:

(i) to the extent that such Losses are caused by the fraud, breach, wilful misconduct or recklessness of such Purchaser Indemnitee or by the failure of such Purchaser Indemnitee to perform any of its obligations under any Sale and Purchase Document (unless caused by a failure of the Purchaser to perform any of its obligations under the Sale and Purchase Documents or the Assigned Lease);

(ii) to the extent that such Losses represent a Tax or loss of Tax benefits;

(iii) which are ordinary or usual operating or overhead expenses of such Purchaser Indemnitee, except to the extent that such expenses arise as a result of any failure by the Seller to perform any of its obligations under this Agreement;

(iv) to the extent that such Losses arise as a result of any act, omission, event or circumstance occurring after Delivery; or

(v) to the extent that such Purchaser Indemnitee has recovered payment in respect of such Losses from the Lessee or from any insurances obtained by the Lessee for the benefit of such Purchaser Indemnitee.

10.4 **Other Indemnity Rights**

10.4.1 As a condition to the entitlement of any Seller Indemnitee to make a claim for indemnification under Clause 10.2, such Seller Indemnitee shall have:

(a) to the extent that it is entitled to do so, demanded payment in respect of the relevant Losses from the Lessee and/or under any applicable insurances; and

(b) to the extent that (i) such Seller Indemnitee, acting reasonably and in good faith, considers that there is a reasonable possibility that an action against the Lessee or the relevant insurers will be successful and (ii) such Seller Indemnitee shall have been indemnified or otherwise secured to its satisfaction (acting reasonably) in relation thereto, pursued its rights of indemnification or recovery against the Lessee and/or under any applicable insurances.

10.4.2 As a condition to the entitlement of any Purchaser Indemnitee to make a claim for indemnification under Clause 10.3, such Purchaser Indemnitee shall have:

(a) to the extent that it is entitled to do so, demanded payment in respect of the relevant Losses from the Lessee and/or under any applicable insurances; and

(b) to the extent that (i) such Purchaser Indemnitee, acting reasonably and in good faith, considers that there is a reasonable possibility that an action against the Lessee or the relevant insurers will be successful and (ii) such Purchaser Indemnitee shall have been indemnified or otherwise secured to its satisfaction (acting reasonably) in relation thereto, pursued its rights of indemnification or recovery against the Lessee and/or under any applicable insurances.

10.5 **Tax Indemnity**

The Purchaser shall indemnify and hold harmless the Seller upon the Seller's first demand in respect of any and all Taxes and expenses assessed against the Seller, the Aircraft or any Sale and Purchase Document by any Governmental Authority resulting from or arising in connection with the sale of the Aircraft or the transactions contemplated by the Sale and Purchase Documents, other than:

(a) any Taxes imposed on the overall income, profits or gains of the Seller in the jurisdiction of its formation or jurisdiction in which it is resident for tax purposes;

(b) any Taxes charged in the ordinary course of the Seller's business;

(c) any Taxes which are imposed solely as the result of activities of the Seller in the jurisdiction imposing the Taxes that are unrelated to the Seller's dealings with the Purchaser under this Agreement or the transactions contemplated by this Agreement;

(d) any Taxes which arise with respect to the period prior to the Delivery Date;

(e) any Taxes imposed as a result of failure by the Seller to perform any of its obligations under the Sale and Purchase Documents or non-performance by the Seller in relation to any applicable laws governing the obligations of the Seller under the Sale and Purchase Documents (unless caused by a failure of the Purchaser to perform any of its obligations under the Sale and Purchase Documents or the Assigned Lease Agreement); or

(f) any Taxes arising as a result of the fraud, breach, gross negligence or wilful misconduct of the Seller.

10.6 **Documentary Duties**

The Purchaser shall bear all stamp or other documentary Taxes resulting from or arising in connection with any Sale and Purchase Document or the Assigned Lease.

10.7 **Taxation of Indemnity Payments**

If and to the extent that any sum constituting (directly or indirectly) an indemnity to any person pursuant to this Agreement is treated as taxable in the hands of such person or is subject to any deduction or withholding on account of Tax, the indemnifying Party shall pay to such person such sum as will, after the tax liability has been fully satisfied, indemnify such person to the same extent as it would have been indemnified in the absence of such liability, deduction or withholding.

10.8 **Liability Insurance**

(a) The Purchaser shall maintain or procure that there is maintained aircraft third party, property damage, passenger, baggage, cargo and mail, and aviation general third party (including products) legal liability insurance and contractual liability insurance in respect of the Aircraft with each Seller Indemnitee as additional assured, for the period commencing on the Delivery Date and ending on the second (2nd) anniversary of the Delivery Date.

(b) The coverage shall be for a combined single limit (bodily injury/property damage) in respect of the Aircraft (or the Airframe and Engines when separated) or any part thereof, in an amount not less than US$[******] (or such higher amount as the Purchaser may carry on any other aircraft in its fleet) for each and every loss (but in the aggregate in respect of products and personal injury liability) and such insurances shall be on terms that are acceptable to the Seller and standard for airline liability insurance for the time being maintained by prudent airlines in respect of aircraft of the same model and series as the Aircraft engaged in the same operations on the same or similar routes as the Aircraft. The coverage shall expressly provide that the insurance shall be primary and without right of contribution from any other insurance which may be available to any Seller Indemnitee, shall include a severability of interest clause and breach of warranty clause, and shall provide the Seller with thirty (30) days (or five (5) days in respect of war and allied periods) written notice of cancellation or material alteration of the insurance, and shall include a broker's letter of undertaking to the extent available.

(c) On or before the Delivery Date, and promptly following each renewal date, the Purchaser shall deliver to the Seller a certificate issued by the relevant insurers in respect of the insurance referred to in Clauses 10.8(a) and 10.8(b).

11 **Miscellaneous Provisions**

11.1 This Agreement may be executed in any number of counterparts and on separate counterparts, each of which when executed shall constitute an original, but all counterparts shall together constitute one and the same instrument.

11.2 Any amendment, supplement or variation to this Agreement must be in writing and executed by each Party.

11.3 Neither the failure to exercise, nor the delay in any exercise of, nor the single or partial exercise of, any right, power or remedy by either Party under or in relation to this Agreement shall (a) operate as a waiver of such right, power or remedy, (b) prevent any further or other exercise of such right, power or remedy or (c) prevent the exercise of any other right, power or remedy. The rights, powers and remedies of each Party

provided in this Agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

11.4 Any waiver or consent given by a Party under or in relation to this Agreement must, in order to be effective, be in writing and shall only be effective in the specific circumstances in which it is given.

11.5 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

11.6 This Agreement is the sole and entire agreement between the Parties in relation to the sale and purchase of the Aircraft and supersedes all previous agreements in relation thereto.

11.7 Each Party shall, and shall procure that its officers, employees and agents shall, keep confidential and shall not, without the prior written consent of the other Party, disclose to any third party, this Agreement or any of the terms of this Agreement or any documents or materials supplied by or on behalf of either Party in connection with this Agreement, save that either Party shall be entitled to make such disclosure:

(a) to any of its affiliates and its and their respective officers, employees and agents; or

(b) in connection with any proceedings arising out of or in connection with this Agreement to the extent that either Party may consider necessary to protect its interests; or

(c) if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise or pursuant to any law; or

(d) to its auditors or legal advisers or other professional advisers; or

(e) if required to do so by any applicable law or in order for such Party to comply with its obligations under this Agreement.

11.8 All indemnities of the Parties in this Agreement shall survive, and remain in full force and effect, notwithstanding the expiration or other termination of this Agreement.

11.9 Each Party agrees to perform (or to procure the performance of) all further acts and things within its control, and to execute and deliver (or to procure the execution and delivery of) such further documents, as may be required by applicable law or as may be necessary or reasonably desirable to implement and/or give effect to this Agreement and the transactions contemplated by this Agreement.

11.10 Each Party represents and warrants that it has retained no brokers or finders who shall have any claim to compensation or costs or expenses with respect to the transactions contemplated by the Sale and Purchase Documents. In the event that a claim is made by a broker or finder, the Party responsible for the breach of this Clause 11.10 shall indemnify the other Party for any damages, including reasonable legal fees and expenses, arising from such claim.

12 **Assignments and Transfers**

12.1 This Agreement shall be binding upon and inure to the benefit of each Party and its successors and permitted assigns and permitted transferees.

12.2 Neither Party shall be entitled to assign and/or transfer any or all of its rights and/or obligations under this Agreement without the prior written consent of the other Party.

13 **Notices**

13.1 Unless otherwise expressly provided in this Agreement, all notices, requests, demands or other written communications in relation to this Agreement (for the purposes of this Clause 13, **Written Notices**) shall, in order to be effective, be in English and in writing and shall be delivered by letter or by facsimile transmission.

13.2 All Written Notices shall:

(a) in order to be effectively delivered to a Party, be:

(i) left at the postal address of that Party set out in Clause 13.3;

(ii) sent with an internationally recognised courier service in an envelope addressed to that Party at its postal address set out in Clause 13.3; or

(iii) sent by email to the email address(es) of that Party set out in Clause 13.3; and

(b) be effective and deemed to have been delivered to a Party:

(i) in the case of a letter, when left at the postal address of that Party as set out in Clause 13.3; or

(ii) in the case of an email, upon receipt of such email (and if more than one email address is specified in Clause 13.3, then receipt at any one such email address shall be sufficient), **provided that** if a "bounce back" email indicating that such addresses are not valid is received by the sender from all the email addresses specified in Clause 13.3, then upon receipt by any owner, shareholder or employee of the relevant Party holding a position of manager or above.

13.3 The addresses of the Parties for the purposes of this Clause 13 are as follows:

(a) the Seller:

[******]

[******]

[******]

[******]

Attention: [******]

Email: [******]

(b) the Purchaser:

[******]

[******]
[******]
[******]
[******]
[******]
Attention: [******]
Email: [******]

with a copy to:

[******]
[******]
[******]
Attention: [******]
Email: [******]

or, in each case, such other address as one Party may from time to time designate to the other Party upon not less than five (5) Business Days' written notice.

14 Law and Jurisdiction

14.1 This Agreement shall in all respects (including all matters of construction, validity and performance) be governed by, and construed in accordance with, the laws of the State of New York.

14.2 Each Party expressly submits to the non-exclusive jurisdiction of the federal and state courts located in in the Borough of Manhattan, New York, State of New York (the **Agreed Courts**). Final judgment against a Party rendered by any Agreed Court shall be conclusive and may be enforced in any other jurisdiction by suit on such judgment, a certified or true copy of which shall be conclusive evidence of the facts and of the amount of any indebtedness or liability of such party; provided, that either Party may at its option bring suit or institute other judicial proceedings against the other Party or the other Party's assets in the courts of any other jurisdiction where such other party or such assets may be found, to the extent permitted by the applicable law of such other jurisdiction.

14.3 Each Party irrevocably waives any claim or objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding brought in any Agreed Court and further irrevocably waives any claim or objection that any such suit, action or proceeding brought in any Agreed Court has been brought in an inconvenient forum.

14.4 Each Party waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, arising out of, connected with, related to or in connection with this Agreement or the transactions contemplated hereby. Instead, any dispute resolved in court will be resolved in a bench trial without a jury.

14.5 If any suit, action or proceeding is brought by a Party against the other Party and is decided by a court of competent jurisdiction, the Party against which the decision is rendered shall indemnify the other Party for all damages, costs and expenses, including reasonable attorneys' fees and expenses, arising in connection with such suit, action or proceeding.

14.6 Without prejudice to any other mode of service, the Purchaser (i) appoints FTAI Aircraft Leasing LLC, presently of 415 West 13th Street, 7th Floor, New York, New York 10014, as its agent for service of process relating to any proceedings before the Agreed Courts in connection with this Agreement and any other Sale and Purchase Document and shall maintain such process agent (or such other process agent in such jurisdiction acceptable to Lessor acting reasonably, as Lessee may notify to Lessor in writing prior to the appointment of such other process agent) and (ii) agrees that failure by a process agent to notify Lessee of the process shall not invalidate the proceedings concerned.

15 Limitation on Recourse

Notwithstanding any other provisions of this Agreement, in the absence of fraud or wilful misconduct on the part of Purchaser, Purchaser's liability under this Agreement and the recourse of the Seller to Purchaser under this Agreement shall be limited solely to the assets of Purchaser.

In witness whereof the Parties have caused this Agreement to be executed by the duly authorised representatives of the Parties on the day and year first above written.

Schedule 1 : Conditions Precedent

Part A – Seller Conditions Precedent

The Seller's obligation to sell and transfer title to the Aircraft to the Purchaser is subject to satisfaction of each of the following conditions precedent on or before the Delivery Date (or such earlier date as may be specified below):

1 Each of the Sale and Purchase Documents (other than the Bill of Sale and the Acceptance Certificate) shall have been duly executed by each of the parties thereto (other than the Seller).

2 The Seller shall have received each of the following documents and evidence in form and substance satisfactory to it:

(a) evidence (to be received on or before the Corporate Approval Deadline) of the corporate authorisation of the Purchaser to enter into and perform its obligations under this Agreement and each other Sale and Purchase Document to which it is a party;

(b) evidence of the acceptance by the agent referred to in Clause 14.6 of its appointment to act as agent of the Purchaser for service of process;

(c) confirmation that the Net Purchase Amount has been paid to and received in the Seller's Account; and

(d) a copy of the insurance certificate referred to in Clause 10.8.

3 As at the Delivery Date, no change shall have occurred after the date of this Agreement in any applicable law or in the interpretation thereof which would make it illegal for either Party to perform any of its obligations under this Agreement or any other Sale and Purchase Document to which it is a party (and any other documents or agreements to be entered into pursuant thereto); **provided that** if any such change has occurred, the Parties shall use all reasonable commercial endeavours to restructure the transaction contemplated by such documents so as to avoid the aforementioned illegality.

4 The Seller shall be satisfied that the Aircraft will be at the Delivery Location at Delivery, and that the arrangements described in Clause 6 shall not give rise to any Taxes, other than Taxes in respect of which the Purchaser shall have agreed to indemnify the Seller under this Agreement.

5 The Purchaser's representations and warranties contained in each Sale and Purchase Document to which it is a party shall be true and accurate on the Delivery Date.

6 The Purchaser shall not be in default of its obligations under any Sale and Purchase Document to which it is a party on the Delivery Date.

7 The Lease Assignment Agreement and any other document related to the Lease Assignment Agreement or the Assigned Lease will have been executed and delivered by all parties thereto other than the Seller, and all of the conditions precedent to the completion of the transactions contemplated by the Lease Assignment Agreement (except to the extent relating to the transfer of title to the Aircraft pursuant to this Agreement and the effectiveness of the assignment of the Lease Agreement pursuant

to the Lease Assignment Agreement) shall have been satisfied (or waived or postponed) in accordance with the terms thereof.

8 The Aircraft shall not have suffered a Total Loss or damage in excess of the Damage Notification Threshold on or before the Delivery Date.

9 The Seller shall have completed, to its satisfaction (acting reasonably), its “Know Your Customer” due diligence on the Purchaser.

Part B – Purchaser Conditions Precedent

The Purchaser's obligation to purchase and take delivery of the Aircraft is subject to satisfaction of each of the following conditions precedent on or before the Delivery Date (or such earlier date as may be specified below):

1 Each of the Sale and Purchase Documents (other than the Bill of Sale and the Acceptance Certificate) shall have been duly executed by each of the parties thereto (other than the Purchaser).

2 The Purchaser shall have received each of the following documents and evidence in form and substance satisfactory to it:

(a) evidence (to be received on or before the Corporate Approval Deadline) of the corporate authorisation of the Seller to enter into and perform its obligations under this Agreement and each other Sale and Purchase Document to which it is a party;

(b) a copy of the Lease Agreement; and

(c) a copy of each Aircraft Ownership Document.

3 The Purchaser shall be satisfied, on the Delivery Date, that the Aircraft shall be free of Liens (other than Permitted Liens) upon Delivery.

4 As at the Delivery Date, no change shall have occurred after the date of this Agreement in any applicable law or in the interpretation thereof which would make it illegal for either Party to perform any of its obligations under this Agreement or any other Sale and Purchase Document to which it is a party (and any other documents or agreements to be entered into pursuant thereto); **provided that** if any such change has occurred, the Parties shall use all reasonable commercial endeavours to restructure the transaction contemplated by such documents so as to avoid the aforementioned illegality.

5 The Aircraft shall not have suffered a Total Loss or damage in excess of the Damage Notification Threshold on or before the Delivery Date.

6 No Event of Default of which the Seller is aware shall have occurred and be continuing under the Lease Agreement.

7 In accordance with Clause 4.3, on or before the Delivery Date, the Seller shall have made the Aircraft (including, without limitation, the Technical Records) available at a time and location to be agreed between the Seller and the Purchaser for inspection by the Purchaser and/or its technical representatives and, subject to Clause 4.3(d), the condition of the Aircraft (including, without limitation, the Technical Records), as demonstrated by the Aircraft Inspection, shall have been satisfactory to the Purchaser.

8 The Due Diligence Review shall have been completed to the satisfaction of the Purchaser in accordance with, and subject to the provisions of, Clause 4.4.

9 The Purchaser shall be satisfied that the Aircraft will be at the Delivery Location at Delivery, and that the arrangements described in Clause 6 shall not give rise to any Taxes, other than Taxes in respect of which the Purchaser shall have agreed to indemnify the Seller under this Agreement.

10 The Seller's representations and warranties contained in this Agreement and each of the Sale and Purchase Documents shall be true and accurate on the Delivery Date.

11 The Seller shall not be in default of its obligations under this Agreement, or the other Sale and Purchase Documents to which it is a party, on the Delivery Date.

12 The Lease Assignment Agreement and any other document related to the Lease Assignment Agreement or the Assigned Lease will have been executed and delivered by all parties thereto other than the Purchaser, and all of the conditions precedent to the completion of the transactions contemplated by the Lease Assignment Agreement (except to the extent relating to the transfer of title to the Aircraft pursuant to this Agreement and the effectiveness of the assignment of the Lease Agreement pursuant to the Lease Assignment Agreement) shall have been satisfied (or waived or postponed) in accordance with the terms thereof.

13 The Purchaser shall have completed, to its satisfaction (acting reasonably), its "Know Your Customer" due diligence on each of the Seller and the Lessee.

14 The Purchaser will have received an insurance certificate and broker's letter evidencing compliance with the insurance requirements of the Assigned Lease.

15 The Purchaser will have received evidence that there are no international interests in relation to the Aircraft (other than sale registrations or those registered in favor of the Seller and/or its financiers which will be discharged on the Delivery Date).

16 The Seller shall have registered as a "Transacting User Entity" on the International Registry and is obligated to register the Bill of Sale immediately after Delivery.

Schedule 2 : Representations and Warranties

Part A – Seller's Representations and Warranties

1 **Status**

It is a limited liability company organized and existing under the laws of Delaware.

2 **Binding Obligations**

It has been duly authorized to enter into the Sale and Purchase Documents to which it is a party and each Sale and Purchase Document has been duly executed and delivered by it, to the extent it is a party thereto, and the obligations expressed to be assumed by it in each Sale and Purchase Document to which it is a party are legal, valid, binding and enforceable obligations, subject to any bankruptcy, insolvency, administration, examinership, reorganization and similar laws of general application affecting the enforcement of creditors' rights generally and to general principles of equity and general principles of law limiting such obligations.

3 **Non-Conflict With Other Obligations**

The entry into and performance by it of, and the transactions contemplated by, the Sale and Purchase Documents to which it is a party do not and will not conflict with any law or regulation applicable to it, its constitutive documents, or any agreement or instrument binding upon it or any of its assets, or result in any breach by it of or constitute any default by it under any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter, by law or other agreement or instrument to which it is a party or by which it or its properties or assets may be bound or affected.

4 **Power and Authority**

It has the power to carry on its business as presently conducted and enter into, perform and deliver, and has taken (or will, before its execution thereof, take) all necessary action to authorise its entry into, performance and delivery of, the Sale and Purchase Documents to which it is a party and the transactions contemplated by such Sale and Purchase Documents.

5 **Validity and Admissibility In Evidence**

All Authorisations required or desirable to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Sale and Purchase Documents to which it is a party have been obtained or effected (or will, when required, be obtained or effected) and are (or will, when required, be) in full force and effect.

6 **No Proceedings Pending or Threatened**

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Sale and Purchase Documents to which it is a party have been started or (to the best of its knowledge and belief) threatened against it.

7 **No Immunity**

It is subject to civil commercial law with respect to its obligations under the Sale and Purchase Documents to which it is a party and neither it nor any of its assets is entitled to any right of immunity and the entry into and performance of such Sale and Purchase Documents by it constitute private and commercial acts.

8 **Title**

Immediately prior to Delivery, it will have legal and beneficial title to the Aircraft, free and clear of Liens (other than Permitted Liens) created by or through it and will have full power and lawful authority to transfer that title to the Purchaser.

9 **Lease Documents**

The Lease Documents provided to Purchaser are true, correct and complete (originals or copies, as applicable) and constitute the entire agreement between it and the Lessee with respect to the Aircraft immediately prior to the Delivery Date which will continue to have effect following the Delivery Date with respect to the Aircraft (which excludes, for the avoidance of doubt, any agreement or document which is released or terminated simultaneously with the sale of the Aircraft in accordance with the Lease Documents or the Sale and Purchase Documents) and other than documented in such Lease Documents or as contemplated by the Lease Assignment Agreement, (a) there have been no other agreements, amendments or modifications, and (b) it is not aware of any waivers, entered into with respect to the Lease Documents that will continue to have effect following the Delivery Date with respect to the Aircraft which have not been disclosed.

10 **No Default**

No Event of Default has occurred and is continuing under the Lease.

11 **Lessee Claims**

It has not received a written notice from the Lessee making a claim (including, without limitation, in respect of maintenance reserves reimbursements or contributions, warranties or airworthiness directives pursuant to the Lease Documents) against it.

12 **Early Rent**

It has not received any payment of Rent or other sum due and payable under the Lease that would be due after the Delivery Date in advance of the date such payment is due and payable under the Lease.

13 **Total Loss**

No Total Loss or any event which with the passage of time and/or a relevant determination would constitute a Total Loss has occurred with respect to the Aircraft or the Engines.

14 **Material Loss**

No material loss or any event which with the passage of time and/or a relevant determination would constitute a material loss has occurred after the date of this Agreement with respect to the relevant Aircraft, the Engines or any Part.

15 **Governmental Approvals**

No authorization, approval, consent, license or order of, or registration with, or the giving of notice to any Governmental Authority under the laws of its jurisdiction of formation is required for the valid authorization, execution, delivery and performance by it of the Sale and Purchase Documents to which it is a party except as will have been duly effected as of the Delivery Date.

16 **Compliance with Laws**

Neither it nor its respective officers or directors is (a) a Prohibited Person, or (b) a listed person under any United States, European Union or United Nations export control or economic sanction.

Part B – Purchaser's Representations and Warranties

1 **Status**

(a) It is a designated activity company incorporated and existing under the laws of Ireland.

(b) It has the power to own its assets and carry on its business as it is being conducted.

2 **Binding Obligations**

It has been duly authorized to enter into the Sale and Purchase Documents to which it is a party and each Sale and Purchase Document has been duly executed and delivered by it, to the extent it is a party thereto, and the obligations expressed to be assumed by it in each Sale and Purchase Document to which it is a party are legal, valid, binding and enforceable obligations, subject to any bankruptcy, insolvency, administration, examinership, reorganization and similar laws of general application affecting the enforcement of creditors' rights generally and to general principles of equity and general principles of law limiting such obligations.

3 **Non-Conflict With Other Obligations**

The entry into and performance by it of, and the transactions contemplated by, the Sale and Purchase Documents to which it is a party do not and will not conflict with any law or regulation applicable to it, its constitutive documents, or any agreement or instrument binding upon it or any of its assets, or result in any breach by it of or constitute any default by it under any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter, by law or other agreement or instrument to which it is a party or by which it or its properties or assets may be bound or affected.

4 **Power and Authority**

It has the power to carry on its business as presently conducted and enter into, perform and deliver, and has taken (or will, before its execution thereof, take) all necessary action to authorise its entry into, performance and delivery of, the Sale and Purchase Documents to which it is a party and the transactions contemplated by such Sale and Purchase Documents.

5 **Validity and Admissibility In Evidence**

All Authorisations required or desirable to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Sale and Purchase Documents to which it is a party have been obtained or effected (or will, when required, be obtained or effected) and are (or will, when required, be) in full force and effect.

6 **No Proceedings Pending or Threatened**

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Sale and Purchase Documents to which it is a party have been started or (to the best of its knowledge and belief) threatened against it.

7 **No Immunity**

It is subject to civil commercial law with respect to its obligations under the Sale and Purchase Documents to which it is a party and neither it nor any of its assets is entitled to any right of immunity and the entry into and performance of such Sale and Purchase Documents by it constitute private and commercial acts.

8 **Compliance with Laws**

(a) Neither it nor its respective officers or directors is (a) a Prohibited Person, or (b) a listed person under any United States, European Union or United Nations export control or economic sanction.

(b) It will not at any time use, operate, transfer, sell or otherwise make available the Aircraft (or any part thereof) in violation of any applicable Sanctions.

(c) In respect of the purchase, use, export or transfer of the Aircraft (or any part thereof), compliance with the applicable laws of all applicable jurisdictions after Delivery will be its sole responsibility.

Schedule 3 : Form of Bill of Sale

WARRANTY BILL OF SALE

CASP LEASING I, LLC, (**Seller**), in consideration of [******] and other good and valuable consideration, receipt of which is hereby acknowledged, grants, bargains, sells and assigns to **FTAI AIRCRAFT LEASING IRELAND (2025) DAC** (**Purchaser**), the following Airframe, Engines, Parts, and Technical Records (collectively, the **Aircraft**):

(a) one Airbus Model A321-111 airframe bearing manufacturer's serial number [****];

(b) two CFM Model CFM56-5B1/P aircraft engines bearing manufacturer's serial numbers [******] and [******];

(c) all parts, appliances, equipment, instruments, components and accessories attached to, installed in, incorporated in or appurtenant to such airframe and engines; and

(d) all Technical Records with respect to the Aircraft.

Capitalized terms used but not defined in this warranty bill of sale have the meanings defined in the sale and purchase agreement dated _____________, 2025, between Purchaser and Seller in respect of the Aircraft.

Seller warrants to Purchaser and its successors and assigns forever that Seller is the owner of full legal and beneficial, good and marketable title to the Aircraft and that Seller hereby vests in Purchaser full legal and beneficial, good and marketable title to the Aircraft, free and clear of all Liens created by or through Seller, other than any Permitted Lien. Seller, for itself and for its successors and assigns, agrees and warrants that it and its successors and assigns shall defend the full legal and beneficial, good and marketable title of Purchaser to the Aircraft against the claims of any person.

THIS BILL OF SALE IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, Seller has duly executed and delivered this Warranty Bill of Sale this _______ day of __________________ 2025.

CASP LEASING I, LLC, as Seller

____

Name:

Title:

Schedule 4 : Form of Acceptance Certificate

ACCEPTANCE CERTIFICATE

This Acceptance Certificate is delivered on the date set forth below by **FTAI AIRCRAFT LEASING IRELAND (2025) DAC** ("**Purchaser**") to **CASP LEASING I, LLC** (**Seller**) pursuant to a sale and purchase agreement dated [•], between the Purchaser and the Seller in respect of the Aircraft defined below (the **Sale and Purchase Agreement**). Capitalized terms used but not defined in this Acceptance Certificate shall have the meaning given to such terms in the Sale and Purchase Agreement.

Reference is made to:

(1) one Airbus Model A321-111 airframe bearing manufacturer's serial number [****];

(2) two CFM Model CFM56-5B1/P aircraft engines bearing manufacturer's serial numbers [******] and [******];

(3) all Parts installed on, attached to, incorporated in or appurtenant to the Airframe and Engines; and

(4) the Technical Records with respect to the Airframe, Engines and Parts set forth above

(collectively, the **Aircraft**).

The Purchaser hereby confirms to Seller that:

(a) the Purchaser has inspected the Aircraft, and the Aircraft conforms with the description in, and is in the condition and equipped as required by, the Sale and Purchase Agreement;

(b) the Purchaser has inspected, and found to be complete and satisfactory to it, all of the Technical Records;

(c) the Purchaser has accepted delivery of the Aircraft at *[hour]:[minute] [time zone]* on this [•] day of [•] 2025, at *[place]*; and

(d) the Purchaser acknowledges that it has no rights or claims whatsoever against the Seller in respect of the condition of the Aircraft or the Technical Records or any of the other matters referred to in Clause 8.1 of the Sale and Purchase Agreement or otherwise.

IN WITNESS WHEREOF, Purchaser has duly executed and delivered this Acceptance Certificate this ______ day of ____________ 2025.

FTAI AIRCRAFT LEASING IRELAND (2025) DAC as Purchaser

____

Name:
Title:

EXECUTION PAGE

SALE AND PURCHASE AGREEMENT
RELATING TO ONE (1) A321-111 AIRCRAFT MSN [****]

CASP LEASING I, LLC, as Seller

____

Name: Joseph C. Kuhn

Title: CEO

FTAI AIRCRAFT LEASING IRELAND (2025) DAC, as Purchaser

____

Name:

Title:

EXECUTION PAGE

SALE AND PURCHASE AGREEMENT
RELATING TO ONE (1) A321-111 AIRCRAFT MSN [****]

CASP LEASING I, LLC, as Seller

____

Name:

Title:

FTAI AIRCRAFT LEASING IRELAND (2025) DAC, as Purchaser

PGriffin

Name: PAUL GRIFFIN

Title: DIRECTOR